FOR IMMEDIATE RELEASE

     FLORIDA GAMING CORPORATION AGREES TO BUILD AND OPERATE A
NATIVE AMERICAN CASINO IN THE OMAHA AREA

Ft. Pierce, FLA, August 28, 1995. Florida Gaming Corporation (NASDAQ-Small Cap-"BETS") today announced the signing of a Management Agreement with the Ponca Indian Tribe of Nebraska to build and operate a casino in Douglas County (Omaha) for Class II and Class III gaming as authorized by the Indian Gaming Regulatory Act. Under the Agreement, the Ponca Tribe will receive 70% of the net revenues from gaming, with Florida Gaming receiving 30%. The Management Agreement has a 5-year term beginning upon the commencement of gaming at the facility.

Florida Gaming will assist the Ponca Tribe in acquiring land in trust to be used in the development of a gaming and entertainment complex. The first phase of the complex will include a 30,000 square foot building for bingo and other types of Class II gaming.
W. Bennett Collett, Chairman of Florida Gaming, commented: "We negotiated without a partner, and we are very pleased to be able to participate with the Ponca Tribe and nearby communities in an extremely exciting business opportunity. Florida Gaming is entering an especially attractive market which, I believe, could significantly enhance shareholder value."

Chairman of the Ponca Tribe Council, Fred LeRoy, commented on the
Ponca Tribe's search for alternative sources of income in light of possible U.S. Government program cutbacks: "The Ponca Tribal
Council believes that our agreement with Florida Gaming is a significant first step in providing an important alternative source of income and assistance to the Ponca Tribe."

The Agreement, is subject to approval by the National Indian Gaming Commission, the acquisition of land that can be taken in trust under the Indian Gaming Regulatory Act as the site for the facility, the execution of definitive financing agreements, and certain other conditions. Under the Indian Gaming Regulatory Act, certain gaming activities are also subject to the negotiation of a compact between the Ponca Tribe and the State of Nebraska.

Florida Gaming announced on June 26, 1995, an Agreement with Centrum X Corporation that gives Florida Gaming right of first refusal in a joint venture to build and manage a casino on the Tonkawa Indian Tribe reservation in Oklahoma. If Florida Gaming exercises its right of refusal, the Tonkawa Management Agreement with Centrum X will be transferred to a newly formed corporation to be 80% owned by Florida Gaming and 20% owned by Centrum X and its associates.

On August 17, 1995, Florida Gaming announced an Agreement in Principle to acquire EagleVisions Gaming Group of the Americas, Inc. of Minneapolis, Minnesota, the closing date of which has been extended from August 31 to September 30, 1995. EagleVisions is headed by Leonard Prescott, former CEO of the Mystic Lake Casino Complex near Minneapolis, the second largest and second most profitable Native American Casino (Second only to the Foxwoods Casino at Ledyard, Connecticut). Mystic Lake, which earned over $96,000,000 in 1994, is a 375,000 square foot complex, housing more than 2500 slot machines, 125 table games, a large bingo hall, and other support and entertainment facilities.

Florida Gaming Corporation owns and operates Jai-Alai and Inter-Track Wagering (I.T.W.) Pari-Mutuel facilities in Fort Pierce, Florida.

Contact: W. Bennett Collett, Chairman, or Timothy L. Hensley,
Executive Vice President, (502)589-2000 or (407)464-7500.